As filed with the Securities and Exchange Commission on March 24, 2008
                            Registration Number: 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          CARBONICS CAPITAL CORPORATION
--------------------------------------------------------------------------------
               (Exact name of Registrant as specified in Charter)

 Delaware                                                         22-3328734
--------------------------------------------------------------------------------
(State of Incorporation)                           (I.R.S. Employer I.D. Number)

                 One Penn Plaza, Suite 1612, New York, NY 10119
                    (Address of Principal Executive Offices)

                        2008 STOCK AND STOCK OPTION PLAN
--------------------------------------------------------------------------------
                              (Full Title of Plan)

                                 Kevin Kreisler
                          Carbonics Capital Corporation
                           One Penn Plaza, Suite 1612
                               New York, NY 10119
                                 (212) 994-5374
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                               ROBERT BRANTL, ESQ.
                                52 Mulligan Lane
                               Irvington, NY 10533
                                 (914) 683-3026

                         CALCULATION OF REGISTRATION FEE
     Title of                               Proposed Maximum       Proposed Maximum
     Securities          Amount to               Offering               Aggregate       Amount of
     to be Registered    be Registered(1)   Price per Share (2)    Offering Price (2)   Registration Fee
--------------------------------------------------------------------------------------------------------
     Common Stock,       10,000,000 shares          $0.03              $300,000                $11.79
     $.001 par value
--------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 10,000,000 shares by $0.03, the closing price for the Common Stock reported on the OTC Bulletin Board as of March 20, 2008.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Carbonics Capital Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

     (a) Carbonics Capital's Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2006;

     (b) Carbonics Capital's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007;

     (c) Carbonics Capital's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007;

     (d) Carbonics Capital's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007;

     (e) Carbonics Capital's Current Report on Form 8-K dated October 3, 2007 and filed on October 5, 2007;

     (f) Carbonics Capital's Current Report on Form 8-K dated November 9, 2007 and filed on November 12, 2007;

     (g) Carbonics Capital's Current Report on Form 8-K dated November 9, 2007 and filed on November 13, 2007;

     (h) Carbonics Capital's Current Report on Form 8-K dated November 30, 2007 and filed on November 30, 2007;

     (i) Carbonics Capital's Current Report on Form 8-K dated January 25, 2008 and filed on January 31, 2008;

     (j) Carbonics Capital's Current Report on Form 8-K dated February 11, 2008 and filed on February 13, 2008;

     (k) the description of Carbonics Capital's Common Stock contained in its Registration Statement on Form 10-SB (No. 000-28887).

     Carbonics Capital is also incorporating by reference all documents hereafter filed by Carbonics Capital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to Carbonics Capital, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Carbonics Capital Corporation.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

         Our certificate of incorporation also provides that Carbonics Capital will indemnify our directors and officers against liabilities arising from their service as directors and officers to the fullest extent permitted by Delaware corporate law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     4.1  2008 Stock and Stock Option Plan

     5    Opinion of Robert Brantl, Esq.

     23.1 Consent of Rosenberg Rich Baker Berman & Company.

     23.2 Consent of Robert Brantl,  Esq. is contained in his opinion,  filed as
          Exhibit 5.

Item 9.  Undertakings.

     Carbonics Capital Corporation hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Carbonics Capital pursuant to the provisions of the Delaware General Corporation Law or otherwise, Carbonics Capital has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Carbonics Capital of expenses incurred or paid by a director, officer or controlling person of Carbonics Capital in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Carbonics Capital will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Carbonics Capital Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 24th day of March, 2008.

                               CARBONICS CAPITAL CORPORATION

                               By: /s/ Kevin Kreisler
                               --------------------------------------
                                       Kevin Kreisler, Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities indicated on March 24, 2008.

/s/ Kevin Kreisler
----------------------------------
    Kevin Kreisler, Director,
    Chief Executive Officer


/s/ Jacqueline Flynn
----------------------------------
    Jacqueline Flynn
    Chief Financial and Accounting Officer


/s/ Kurt Gordon
---------------------------------
    Kurt Gordon, Director


/s/ David Winsness
---------------------------------
    David Winsness, Director